Letter from the CEO
Hello and welcome to our first letter of 2019!
As is customary for all of my first quarter letters, I’d like to take a deeper dive into 2018 and what it meant for the Bank and its members. I’ll address our overall financial performance, key happenings from the past year and we’ll end with a link to the inaugural edition of our Corporate Social Responsibility Report. I hope you’ll take the time to review not only this report, but all of the information and links provided in this letter. As always, if you see something you have questions on or have thoughts you’d like to send my way, I can be reached anytime at CEO@fhlbdm.com.
2018 Financial Performance
On a GAAP basis, the Bank recorded $460 million in net income in 2018 compared to $518 million in 2017. In 2018, the Bank did not record any settlements on private-label Mortgage Backed Securities (MBS) litigation, which partially explains the drop in net income. Net income was also impacted by lower net interest income and an increase in other expenses.
Our total assets increased to $146.5 billion at December 31, 2018, from $145.1 billion at December 31, 2017 driven by an increase in advances, partially offset by a decrease in investment securities. Advances at December 31, 2018 increased by $3.7 billion from advances at December 31, 2017 due primarily to an increase in borrowings by large depository institution members, partially offset by a decrease in borrowings from a captive insurance company member. Investments decreased $2.7 billion from December 31, 2017 due primarily to paydowns of certain MBS in 2018.
Full details on all financial performance indicators are outlined on our 2018 Form 10-K, which was filed with the Securities and Exchange Commission on March 15, 2019. Additionally, on February 15, 2019, we published our earnings release which included financial highlights for the fourth quarter and year-ended December 31, 2018.
Other 10-K Items of Note
If you take the time to browse our 2018 10-K you may notice that we’ve identified two material weaknesses in our internal control over financial reporting. For those who are unsure what that entails, I’d like to quickly elaborate. A material weakness is a deficiency or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material financial misstatement may not be prevented or detected in a timely manner. You can read exactly what we disclosed about these material weaknesses on page 140 of our 2018 10-K. PricewaterhouseCoopers, our independent external auditor, issued an opinion that our financial statements are presented fairly in all material respects, and that the Bank did not maintain effective control over financial reporting due to the two material weaknesses (p. 76 of the 10-K).
Since our merger in 2015, we’ve undergone an extremely high-rate of change internally. These changes in staff, systems and physical location have presented operational challenges, including the need for better processes and controls around IT Change Management and User Access Management. However, where there are challenges, there are also opportunities. We are committed to improving our processes and controls, including taking necessary steps to fully remediate the identified material weaknesses.

2018 Corporate Social Responsibility (CSR) Report
Service to our communities has always been paramount at the Bank. Whether we’re volunteering in the community, creating an open dialogue within our newly established Business Resource Groups or awarding projects that strengthen their own communities, we had an ambitious and productive 2018. We are excited to share with you our first-annual CSR report. A copy of this report can be found on our website at www.fhlbdm.com. We hope that our efforts inspire you to make a difference, no matter how big or small in your community as well.
In Closing
Before I wrap up, I’d like to thank the three board members David Wilson (independent), Eric Hardmeyer (ND) and Doug Hile (MN) and two Affordable Housing Advisory Council (AHAC) members, Martha McLennan (OR) and Judith Olson (WA) whose terms of service wrapped up in 2018. We appreciate their guidance and wish them well.
We look forward to continuing to serve you in 2019 and beyond. You are why we exist and why we push ourselves every day to become a stronger financial partner. We will continue to be relentless in our pursuit of operational excellence.
Here’s to another great year,
Mike Wilson

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.